UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of the earliest event reported) July 28, 2006

OAKMONT ACQUISITION CORP.

(Exact Name of Registrant as Specified in Its Charter)

Michigan	001-32401	42-1628978
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

33 Bloomfield Hills Pkwy., Ste. 240

Bloomfield Hills, MI 48304

(Address of Principal Executive Offices) (Zip Code)

(248) 220-2001

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 28, 2006, Oakmont Acquisition Corp. (the “Company”) entered into a Purchase Agreement (the “Purchase Agreement”) with One Source Equipment Rentals, LLC, an Indiana LLC, One Source Equipment Rentals of Lafayette, LLC, an Indiana LLC, One Source Equipment Rentals of Dayton, LLC, an Ohio, LLC, One Source Equipment Rentals of Morton, LLC, an Illinois, LLC, One Source Equipment Rentals of Decatur, LLC, an Illinois LLC, One Source Equipment Rentals of Granite City, an Illinois LLC (collectively “One Source”) providing for the purchase by the Company from One Source of substantially all of the operating assets of One Source for total consideration of approximately $38 million, consisting of (i) $16.0 million in cash, and (ii) a Non-Negotiable Subordinated Promissory Note (the “Note”) for approximately $1.2 million. The remaining portion of the consideration is composed of the Company’s assumption of approximately $22 million of indebtedness of One Source. The purchase price may be subject to working capital adjustments.

The Company has made customary representations and warranties and covenants in the Purchase Agreement. One Source has also made customary representations and warranties and covenants in the Purchase Agreement, including a two-year non-competition covenant by the principal shareholders.

The Note will bear interest at the prime rate of interest, as announced by Comerica Bank in Detroit, Michigan, which will be payable on the first business day of each calendar quarter, commencing on the first quarter following the completion of the transaction and will mature on the third anniversary of the Closing Date.

The Purchase Agreement contemplates that the Company will enter into an Employment Agreement with William Irvine, the current Chief Financial Officer of One Source, and Steve Micheletti, the current Chief Operating Officer of One Source. Pursuant to the Employment Agreement, Irvine will become Chief Financial Officer of the Company and Micheletti will become the President of the Company.

Completion of the transactions contemplated by the Purchase Agreement is subject to customary closing conditions and other conditions, including completion of due diligence satisfactory to the Company. In addition, the closing is conditioned upon holders of no more than 20% of the shares of common stock of Oakmont issued in its initial public offering voting against the transaction and electing to convert their shares into cash, all in accordance with Oakmont’s certificate of incorporation. The transaction is anticipated to close during the fall of 2006.

The description of the Purchase Agreement set forth above is not complete and is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached as Exhibit 2.1 to this Current Report on Form 8-K.

Additional Information

This communication is not a solicitation of a proxy from any security holder of the Company. The Company intends to file with the Securities and Exchange Commission (“SEC”) a proxy statement and other relevant documents to be mailed to security holders in connection with the proposed transaction. We urge the stockholders of Oakmont to read the Proxy Statement when it becomes available as it will contain important information regarding the transaction. Copies of the proxy statement and other relevant documents filed by Oakmont, which will contain information about Oakmont and One Source, will be available when filed without charge at the U.S. Securities and Exchange Commission’s Internet site (http.//www.sec.gov).

Participants in Solicitation

Oakmont and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect to the proposed transaction. Information regarding Oakmont’s directors and executive officers is available in Oakmont’s annual report on Form 10-KSB/A for its 2005 fiscal year, which was filed with the SEC on April 4, 2006. Additional information regarding the interests of such potential participants will be included in the proxy statement/prospectus and the other relevant documents filed with the SEC when they become available.

Item 8.01 Other Events

On August 1, 2006, Oakmont Acquisition Corp. issued a press release regarding its agreement to acquire One Source. The full text of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference under this item 8.01.

Item 9.01 Financial Statements Exhibits.

See the Exhibit Index set forth below for a list of exhibits included with this Current Report on Form 8-K.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

OAKMONT ACQUISITION CORP.

By:	/s/ Michael C. Azar
Name:	Michael C. Azar
Title:	President

Date: August 1, 2006

EXHIBIT INDEX

Exhibit Number	Description
2.1*	Purchase Agreement, dated July 28, 2006, among the Company, One Source Equipment Rentals, LLC, an Indiana LLC, One Source Equipment Rentals of Lafayette, LLC, an Indiana LLC, One Source Equipment Rentals of Dayton, LLC, an Ohio, LLC, One Source Equipment Rentals of Morton, LLC, an Illinois, LLC, One Source Equipment Rentals of Decatur, LLC, an Illinois LLC, One Source Equipment Rentals of Granite City, an Illinois LLC

99.1	Press release dated August 1, 2006.

*	Certain exhibits and schedules have been omitted. The Company agrees to furnish supplementally a copy of any omitted exhibit or schedule to the Securities and Exchange Commission upon its request.